Exhibit 4.2

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of July 11, 2007, by and between Franklin Electric Co., Inc., an Indiana corporation (the “Company”), and Select Equity Group, Inc., a New York corporation, and Select Offshore Advisors, LLC, a New York limited liability company (collectively, the “Select Entities”).

RECITALS

WHEREAS, the Company is a party to that certain Rights Agreement, dated as of October 15, 1999 between Franklin Electric Co., Inc. and Illinois Stock Transfer Company, as amended by that certain First Amendment to Rights Agreement effective as of December 1, 2006 between Franklin Electric Co., Inc. and LaSalle Bank National Association (collectively, the “Rights Agreement”);

WHEREAS, pursuant to the Rights Agreement, and as defined therein, the Select Entities and their “Affiliates” and “Associates” would become “Acquiring Persons” if their “Beneficial Ownership” of the common stock, par value $.10 per share, of the Company (the “Common Stock”) were to exceed 15% of the Common Stock outstanding;

WHEREAS, the Company is willing, under certain circumstances, to permit the Select Entities and their Affiliates and Associates to acquire and Beneficially Own up to 17.5% of the outstanding Common Stock of the Company without becoming Acquiring Persons.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.1 Amendment of Rights Agreement. The Company agrees that no later than 10 business days after the date hereof, it will revise the definition of “Acquiring Person” by amending the Rights Agreement to add to Section 1a (x) thereof a new clause (vii) that will read as follows:

or (vii) Select Equity Group, Inc., Select Offshore Advisors, LLC and their respective Affiliates and Associates (collectively, the “Select Parties”), so long as either (A) the Select Parties Beneficially Own no more than 17.5% of the outstanding shares of Common Stock and are eligible to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the acquisition or disposition of Common Stock) or (B) if the Select

Parties are required to report their Beneficial Ownership of Common Stock on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D states any intention to or reserves the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the acquisition or disposition of Common Stock), then the Select Parties Beneficially Own no more than 10% of the outstanding shares of Common Stock; provided, however, that, if the Select Parties cease to be deemed pursuant to clause (A) of this Section 1a (x) (vii) not to be an Acquiring Person by virtue of being required to file a Schedule 13D stating an intention or reserving a right inconsistent with such clause (A), then the Select Parties shall be deemed pursuant to clause (B) of this Section 1(a)(x)(vii) not to be Acquiring Persons, but only for a limited period following the time the Select Parties ceased to be deemed pursuant to such clause (A) not to be Acquiring Persons (such limited period ending on the earlier of 135 days following the time the Select Parties ceased to be deemed pursuant to such clause (A) not to be Acquiring Persons and 90 days following delivery by the Company to the Select Parties of a “Purchase Notice” or a “Non-Purchase Notice” pursuant to that certain Shareholders Agreement made and entered into as of July 11, 2007, by and between the Company and the Select Parties), without regard to whether the Select Parties Beneficially Own during limited period more than 10% of the outstanding Common Stock (so long as the Select Parties do not Beneficially Own during such period more than 17.5% of the outstanding Common Stock); and provided, further, that, for all purposes of this Section 1 a (x) (vii), the Select Parties shall be deemed not to be Acquiring Persons if (W) at any time there is a reduction in the number of shares of Common Stock outstanding, (X) prior to the time of such reduction in the number of shares of Common Stock outstanding the Select Parties were not, or were deemed not to be, Acquiring Persons, (Y) following the time of such reduction in the number of shares of Common Stock outstanding the Select Parties are, or would be deemed to be, Acquiring Persons, and (Z) following the time of such reduction in the number of shares of Common Stock outstanding the Select Parties do not acquire Beneficial Ownership of any additional shares of Common Stock.

Section 1.2 Certain Sales of Common Stock.

(a) At any time within 45 days following the time the Select Entities cease to be deemed pursuant to clause (A) of Section 1a (x) (vii) of the Rights Agreement (as such clause (vii) will be added to the Rights Agreement pursuant to Section 1.1 of this Agreement) not to be an Acquiring Person by virtue of being required to file a Schedule 13D stating an intention or reserving a right inconsistent with such clause (A), the Company shall have the right, but not the obligation, to deliver to the Select Entities a written notice (the “Purchase Notice”) stating that it intends to purchase from the Select Entities any or all of the Excess Shares (as defined below). No later than the Closing Date (as defined below), the Select Entities shall transfer the Excess Shares to a brokerage account maintained by the Company, or shall otherwise deliver the Excess Shares to the Company, against payment of the purchase price therefor, which shall be equal to the Per Share Price (as defined below) multiplied by the number of Excess Shares being sold. The Company and the Select Entities shall cooperate in coordinating the transfer of the Excess Shares to the Company and the payment to the Select Entities of the purchase price therefor such that those actions are taken in an expeditious and efficient manner.

For purposes of this Section 1.2(a), the following terms shall have the following meanings:

“Excess Shares” shall mean a number of shares of Common Stock equal to the difference, if any, between (i) the number of shares of Common Stock Beneficially Owned by the Select Entities, but not including any shares of Common Stock as to which the Select Entities, prior to receiving the Purchase Notice, had binding obligations to sell or otherwise dispose of, and (ii) that number of shares of Common Stock, rounded down to the nearest whole share, constituting 10% of the number of shares of Common Stock outstanding on the date the Purchase Notice is received by the Select Entities.

“Closing Date” shall mean the tenth business day following the date of receipt of the Purchase Notice.

“Per Share Price” shall mean the average of the closing prices (or average of the closing bid and asked prices if there is no closing price) of the Common Stock on the Nasdaq Global Select Market (or such other principal market on which the Common Stock may be traded or quoted) for the 15 trading days immediately preceding (but not including) the date of the Purchase Notice.

(b) The Select Entities agree that during the limited period of time referred to in the first proviso to clause (vii) of Section 1 a (x) of the Rights Agreement (as such clause (vii) will be added to the Rights Agreement pursuant to Section 1.1 of this Agreement) they will not sell any shares of Common Stock in a privately negotiated transaction, other than a sale to the Company or a privately negotiated sale to a purchaser approved by the Company in its sole discretion.

(c) If the Company determines not to deliver to the Select Entities a Purchase Notice pursuant to Section 1.2(a) of this Agreement, it may, but shall not be required to, deliver to the Select Entities a notice (the “Non-Purchase Notice”) stating that such notice is a Non-Purchase Notice pursuant to this Section 1.2(c) and that it does not intend to deliver a Purchase Notice to the Select Entities. Upon delivery of the Non-Purchase Notice pursuant to this Section 1.2(c), the right of the Company to deliver a Purchase Notice pursuant to Section 1.2(a) of this Agreement shall be terminated and shall cease.

Section 1.3 Certain Notice. Promptly following the occurrence of circumstances giving rise to the requirement to file a Schedule 13D under the Exchange Act (or any comparable or successor report) stating an intention or reserving a right inconsistent with the provisions of Section 1 a (x) (vii)(A) of the Rights Agreement (as the Rights Agreement will be amended pursuant to Section 1.1 of this Agreement), the Select Entities shall give written notice of such circumstances to the Company.

Section 1.4 Voting Agreement. So long as the Select Entities Beneficially Own in excess of 15% of the Common Stock and are required to file a Schedule 13D stating an intention or reserving a right inconsistent with the provisions of Section 1 a (x) (vii)(A) of the Rights Agreement (as the Rights Agreement will be amended pursuant to Section 1.1 of this Agreement), then upon receipt by the Select Entities of written notice from the Company so requiring (a “Voting Notice”), the Select Entities shall vote all shares of Common Stock

Beneficially Owned by them and as to which they have the right to vote (the “Voting Shares”) proportionately with all other shares of Common Stock actually voted on each proposal or matter presented at any meeting of the Company’s stockholders (a “Stockholders Meeting”). The Select Entities (i) shall only be required to vote in such manner at any Stockholders Meeting if they shall have received a Voting Notice no later than 15 business days prior to the date of the Stockholders Meeting and (ii) shall use commercially reasonable efforts to vote such shares in such manner no later than five days in advance of any such Stockholders Meeting. For the avoidance of doubt, the Voting Shares are held in “street name,” and it is intended by the parties that the Select Entities shall, promptly after receiving a Voting Notice, seek to obtain one or more “legal proxies” entitling them to vote the Voting Shares at such Stockholders Meeting and, based on the voting authority conferred by any such legal proxies received, shall deliver to the Company a proxy or ballot instructing that the Voting Shares be voted proportionately with all other shares of Common Stock actually voted on each proposal or matter presented at any meeting of the Company’s stockholders.

Section 1.5 Company Expenses. The Select Entities agree to pay the Company’s out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement and the amendment of the Rights Agreement as contemplated hereby, up to an aggregate amount of $25,000.

Section 1.6 Representations and Warranties.

(a) Each of the parties hereto represents and warrants to the other parties that:

(i) such party has all requisite authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby,

(ii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby,

(iii) this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms, and

(iv) this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

(b) The parties hereto acknowledge, warrant and represent that they have carefully read this Agreement, understand it, have consulted with and received the advice of counsel regarding this Agreement, agree with its terms, are duly authorized to execute it and freely, voluntarily and knowingly execute it.

Section 1.7 General.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and the respective successors, personal representatives and assigns of the parties hereto.

(b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemplated arrangements and understandings with respect thereto.

(c) This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.

(d) All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed to the party to be notified at the respective addresses set forth below, or at such other addresses which may hereinafter be designated in writing:

If to the Company:

Franklin Electric Co. Inc.
400 East Spring Street
Bluffton, Indiana 46714
Attention: Thomas J. Strupp
Fax No.: (260) 827-5632
Email: tstrupp@fele.com

with a copy to:

Schiff Hardin LLP
6600 Sears Tower
Chicago, Illinois 60606
Attention: Robert J. Regan, Esq.
Fax No.: (312) 258-5600
Email: rregan@schiffhardin.com

If to the Select Entities:

Select Equity Group, Inc.
380 Lafayette Street, 6th Floor
New York, NY 10003
Attention: James R. Berman, Esq.
Fax No.: (212) 475-1786
Email: jrb@selectequity.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Michael A. Schwartz, Esq.
Fax No.: (212) 728-9267
Email: mschwartz@willkie.com

(e) This Agreement and the legal relations hereunder between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, without giving effect to the principles of conflicts of law thereof.

(f) Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid, but if any provision of this Agreement is held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not render invalid or unenforceable any other provision of this Agreement.

(g) It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person, therefore, shall be entitled to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and, if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

(h) Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(i) Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America, in each case located in the County of New York, for any action, proceeding or investigation in any court or before any governmental authority arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, proceeding or investigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by registered mail to its respective address set forth in this Agreement shall be effective service of process for any action, proceeding or investigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, proceeding or investigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, proceeding or investigation brought in any such court has been brought in an inconvenient forum.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

FRANKLIN ELECTRIC CO. INC.

By:
Name: Thomas J. Strupp
Title: Vice President, Chief Financial Officer and Secretary

SELECT EQUITY GROUP, INC.

By:
Name: George S. Loening
Title: President

SELECT OFFSHORE ADVISORS, LLC

By:
Name: George S. Loening
Title: Manager